Exhibit 99.1

China Carbon Announces Signing of Letter of Intent to Acquire Chiyu Carbon Graphite Limited

NEW YORK, March 3, 2010 (GLOBE NEWSWIRE) -- China Carbon Graphite Group, Inc. ("China Carbon" or the "Company") (OTCBB:CHGI - News), one of China's leading non-state-owned producers and wholesale suppliers of fine grain and high purity graphite, announced today that it has entered into a Letter of Intent to acquire 100% of assets of Chiyu Carbon Graphite Ltd. ("Chiyu"), a down stream producer of graphite products in China.

Based in Xingtai City in Hebei Province, Chiyu mainly manufactures graphite molds for EDM, drilling tools, and metal Smelting. It also manufactures a variety of graphite crucibles, bearings, sealing rings and graphite anodes for lithium batteries. The products are widely used in machining, metallurgy, construction, chemical, military, and aerospace industry.

China Carbon has agreed to pay no more than 3 times the historical average earnings of 2008 and 2009 of Chiyu for the acquisition. The terms are subject to negotiation and execution of binding definitive documents after all parties complete the due diligence process. China Carbon will hire BDO Guangdong Dahua Delu CPAs, a member firm of the BDO International network to perform the due diligence.
After the completion of the transaction, Chiyu plans to move to a new facility in Yangfan Hi-tech Industrial Park located in Xingtai City. The transaction is contingent upon obtaining free land use in the Industrial Park, as well as preferential policies from the local government.

About China Carbon Graphite Group, Inc.

China Carbon Graphite Group, through its affiliate, Xingyong Carbon Co., Ltd., manufactures carbon and graphite based products in China. The Company is the largest wholesale supplier of fine grain and high purity graphite in China and is one of the nation's top overall producers of carbon and graphite products. Fine grain graphite is widely used in smelting for colored metals and rare-earth metal smelting as well as the manufacture of molds. High purity graphite is used in metallurgy, mechanical industry, aviation, electronic, atomic energy, chemical industry, food industry and a variety of other fields. In September 2007, the Company was approved and designated by China's Ministry of Science & Technology as a "National Hi-tech Enterprise." Of the 400 plus carbon graphite producers in China, China Carbon is the only non-state-owned company which has received this honor. For more information, visit http://www.chinacarboninc.com. Any information on the Company's website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the Company's business and that of its subsidiaries. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors. The Company does not assume a duty to update these forward-looking statements.

Contact:
China Carbon Graphite Group, Inc.
ir@chinacarboninc.com